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                                                                   Exhibit 3.3


                            CERTIFICATE OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                          LANCASTER COLONY CORPORATION




          The undersigned President and Secretary of Lancaster Colony Corporation, an Ohio corporation, hereby certify that the shareholders of the corporation, by majority affirmative vote at a meeting of shareholders duly called for such purpose on November 17, 1997, have duly adopted the following resolution to amend the corporation's articles of incorporation:

          RESOLVED that the first paragraph of Article FOURTH of the corporation's articles of incorporation be, and hereby is, amended to read as follows:

          "FOURTH: The amount of the total authorized capital stock which the Corporation shall have the authority to issue is Seventy-Eight
          Million Fifty Thousand (78,050,000) shares, consisting of Seventy Five Million (75,000,000) shares of Common Stock (the "Common Stock") which are common shares without par value, Seven Hundred Fifty Thousand (750,000) shares of Class A Participating Preferred Stock ("Class A Preferred Stock") which are preferred shares with $1.00 par value, One Million One Hundred Fifty Thousand (1,150,000) shares of Class B Voting Preferred Stock ("Class B Preferred Stock") which are preferred shares without par value, and One Million One Hundred Fifty Thousand (1,150,000) shares of Class C Nonvoting Preferred Stock ("Class C Preferred Stock") which are preferred shares without par value."

          IN WITNESS WHEREOF, the President and Secretary, acting for and on behalf of said corporation, have signed their names to this certificate on November 24, 1997.



                                                /s/ John B. Gerlach, Jr.
                                                -------------------------------
                                                John B. Gerlach, Jr., President



                                                /s/ David M. Segal
                                                -------------------------------
                                                David M. Segal, Secretary